                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                        Great Guaranty Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                  [GREAT GUARANTY BANCSHARES, INC. LETTERHEAD]


July 15, 2002


Dear Shareholder of Great Guaranty Bancshares, Inc.:

         The Board of Directors of Great Guaranty Bancshares is pleased to announce the payment of a dividend to its shareholders. Your cash dividend equal to $.50 per share to all shareholders of record as of June 30, 2002 is enclosed.

         In 1997, as a result, principally, of distributions of shares to heirs of deceased shareholders, the number of Bancshares shareholders increased to above 500. With that increase in number of shareholders, Bancshares was required to register its stock under federal securities laws. With registration came the requirement of significant expense and management attention each year to comply with reporting requirements under the securities laws.

         In order to eliminate that expense, the Board of Directors has authorized, subject to shareholder approval, a transaction referred to as "going private", that will result in termination of the registration of the Bancshares common stock by reduction in the number of shareholders to below 300. The reduction will be accomplished in a transaction in which each share of common stock owned of record on July 15, 2002, by any holder of fewer than 100 shares, will be purchased by Bancshares for $37.00 per share. Purchases or sales of shares of the Bancshares common stock by any shareholder after July 15, 2002, will have no effect in determination of the shares that are subject to purchase by Bancshares or the price paid for these shares, or the shares that will remain outstanding after the transaction. Because a large number of individuals hold only a few shares each, the repurchase of shares will reduce the number of shareholders from the current 554 to approximately 250, while only reducing the number of outstanding shares by approximately 8%. As noted above, the proposed transaction is subject to shareholder approval and will not be consummated until, and only if, such approval is obtained.

         The description of this proposed transaction is for informational purposes only and shall not constitute the solicitation of a proxy.

                   ADDITIONAL INFORMATION AND WHERE TO FIND IT

         Bancshares plans to mail to each shareholder a proxy statement containing information about the proposed "going private" transaction. Shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the proposed transaction, the persons soliciting the proxies and their interests in the transaction, and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Bancshares at the Securities and Exchange Commission's website at http://www.sec.gov.

         Free copies of the proxy statement will also be available from Bancshares by directing requests to the attention of Mr. J. Wade O'Neal, III, 175 New Roads Street, New Roads, LA 70760.

                       INFORMATION CONCERNING PARTICIPANTS

         Bancshares and its directors and executive officers may solicit proxies from Bancshares' shareholders in favor of approval of the proposed "going private" transaction. For more information regarding the security holdings of these participants, please refer to Bancshares' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

         The Board of Directors, Officers, and Staff would like to take this opportunity to thank you for being a part of our success.

Sincerely,

/s/ J. LEVY DABADIE                      /s/ HUMPHREY T. OLINDE, JR.
-----------------------------------      ---------------------------------------
J. Levy Dabadie, Jr.- Director           Humphrey T. Olinde, Jr., - Chairman


/s/ DONALD DOUCET, M.D.                  /s/ J. WADE O'NEAL, III
-----------------------------------      ---------------------------------------
Donald Doucet, M.D. - Director           J. Wade O'Neal, III - President/CEO of
                                         Guaranty Bank & Trust Co.


/s/ CRAIG A. MAJOR                       /s/ J. LAYNE ORILLION
-----------------------------------      ---------------------------------------
Craig A. Major - Director                J. Layne Orillion - Director


/s/ SYLVESTER MUCKELROY                  /s/ F. GREGORY ROY
-----------------------------------      ---------------------------------------
Sylvester Muckelroy - Director           F. Gregory Roy - Director


                             /s/ CHAD SOPRANO
                             --------------------------------
                             Chad Soprano - Director